EXHIBIT 99.1

Aptimus Announces $6.0 Million Private Equity Financing

San Francisco, CA – March 28, 2005 – Aptimus, Inc. (NASDAQ: APTM), a leading provider of performance-based marketing services, announced today that it has entered into definitive agreements for a $6.0 million private placement of 351,083 shares of its common stock priced at $17.09 per share. The institutional investors involved in the transaction will also receive warrants to purchase an additional 70,216 shares of common stock priced at $20.22 per share. Merriman Curhan Ford & Co. acted as the sole placement agent in this transaction.

“This investment significantly expands our capital base, enabling us to show larger potential partners the financial strength they may need for larger scale relationships with Aptimus,” said Tim Choate, President and Chief Executive Officer of Aptimus. “This additional capital will also allow us the flexibility to be more aggressive in certain areas as we drive our business forward,” added Choate.

“We raised this new capital from highly respected long-term investment firms that we feel will expand the strength of our supporters in the financial markets,” said John Wade, Chief Financial Officer of Aptimus.

The shares sold in this private placement have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. However, Aptimus has agreed to file a registration statement for the resale of the shares of the common stock. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

About Aptimus, Inc.
Aptimus Inc. is a leading provider of performance-based marketing services. Aptimus offers a performance-based advertising network that generates new revenues for Web site publishers while generating sales leads for advertiser clients. For advertisers, the Aptimus Network offers a platform to present their offers across an audience of Web site and email distribution channels. Marketers pay only for the results they achieve on a cost per click, cost per lead, cost per acquisition, or cost per impression basis, as well as combinations of those models. As a result, marketers can refine their offers and payment models to achieve their objectives. For Web site publishers, the Aptimus Network generates new revenues while promoting offers from known brands in graphical formats that complement the publishers’ sites and adds value for their customers. At the core of the Aptimus Network platform is the company’s proprietary technology, Dynamic Revenue Optimization™, which automatically determines on a real-time basis specific advertiser offers for promotion on each publisher’s Web site and in each email sent. The company’s primary offer presentation formats include cross-marketing promotions at the point of registration or other transactional activity on Web sites, online advertising programs, and email marketing campaigns. Aptimus’ current clients include many of the top 500 direct marketers. Aptimus Web site publishers include a diverse cross-section of the Internet. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ NM under the symbol APTM. More information on Aptimus is available at the company’s Web site at http://www.aptimus.com.

Investor Relations Firm:
Budd Zuckerman
Genesis Select Corporation
303-415-0200

Or

Contact for Investors:
John Wade
Chief Financial Officer
Aptimus, Inc.
415-896-2123, ext. 245
johnw@aptimus.com

Contact for Media:
Holly Nuss
Public Relations
Aptimus, Inc.
415-845-1095
hollyn@aptimus.com